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                                                                    EXHIBIT 10.9

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") is entered into as of the March 11, 1998, by and among Packaged Ice, Inc., a Texas corporation ("Parent"), Packaged Ice Southeast, Inc., a Texas corporation wholly owned by Parent ("Surviving Corporation"), Dolphin Ice Co., Inc., a Florida corporation (the "Company") and Arthur Biggs and First Union National Bank as Trustee of the Denis Gagnon Revocable Trust (the "the Shareholders") who collectively own a majority of the outstanding shares of capital stock of the Company.

                             PRELIMINARY STATEMENTS

         The respective Boards of Directors of Parent, Surviving Corporation and the Company have each approved the merger of the Company with and into Surviving Corporation (the "Merger"), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

                               I.     DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and the plural forms of any of the terms herein defined.

         "Acquisition Price" shall have the meaning set forth in Section 2.7(d) of this Agreement.

         "Assets" shall mean all of Company's properties and assets, real, personal, tangible and intangible which shall include, but not be limited to, those items described more fully in Exhibit A attached hereto.

         "Business" shall mean all of the operations of Company including the production, storage, distribution, storage and sale of packaged ice products and other items.

         "Capital Leases" shall mean those leases covering certain capital equipment used in the Business for the direct manufacturing, distribution and sale of packaged ice products which shall include, but not be limited to, those items more fully described in Exhibit B, attached hereto. The equipment comprising the Capital Leases shall be free and clear of the Capital Leases, liens, claims and other Encumbrances at the Closing. Title to the assets that are subject to Capital Leases shall be conveyed to the Surviving Corporation as a result of this Agreement.

         "Closing Date" shall mean the date on which this Agreement is consummated.

         "Contracts" shall have the meaning set forth in Section 3.14 of this Agreement.
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         "Damages" shall have the meaning set forth in Section 9.1 of this
Agreement.

         "Encumbrance" shall mean any mortgage, lien, encumbrance, security interest, charge, pledge, conditional sale agreement, or adverse claim or restriction on transfer of any nature whatsoever other than those held by Parent or Surviving Corporation or granted by the Company at Parent's or Surviving Corporation's request.

         "Escrow Agent" shall mean First Union National Bank.

         "Escrow Agreement" shall have the meaning set forth in Section 5.10 of this Agreement.

         "Financial Statements" shall have the meaning set forth in Section 3.3 of this Agreement.

         "Financing Statements"  shall have the meaning as set forth in Section
5.11 of this Agreement.

         "GAAP" shall mean generally accepted accounting principles consistently applied.

         "Indemnified Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Intangible Assets" shall mean all patents, trademarks, trademark licenses, trade names, brand names, slogans, copyrights, reprint rights, franchises, licenses, authorizations, inventions, processes, know-how, formulas, trade secrets and other intangible assets (together with all pending applications, continuations-in-part and extensions for any of the above).

         "Investment Letter" shall have the meaning set forth in Section 5.9 of this Agreement.

         "Liabilities" shall have the meaning set forth in Section 2.11 of this Agreement.

         "Merger" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Personal Property" shall have the meaning set forth in Section 3.13 of this Agreement.

         "Real Property" shall have the meaning set forth in Section 3.12 of this Agreement.

         "the Shareholders' Disclosure Memorandum" shall mean that Schedule attached hereto and incorporated herein by reference that lists and describes all disclosures by the


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Shareholders and Company concerning the Assets and the Business which are the subject of this Agreement.

         "Shareholder Documents" shall mean the Amended and Restated the Shareholders Agreement (September 20, 1995); the Amendment No. 1 to Amended and Restated the Shareholders Agreement (dated as of January 17, 1997); Amendment No. 2 to Amended and Restated the Shareholders Agreement (dated as of March 14,
1997); Amended and Restated Voting Agreement (dated September 20, 1995); Amendment NO. 1 to Amended and Restated Voting Agreement (dated as of January 17, 1997); Amendment No. 2 to Amended and Restated Voting Agreement (dated as of March 14, 1997); Amendment No. 3 to Amended and Restated Voting Agreement (dated as of November 4, 1997); and Culligan Voting Agreement (dated December 2, 1997).

         "Shares" shall mean all of the capital stock of Company outstanding on the Closing Date.

         "Taxes" shall have the meaning set forth in Section 11.1 hereof.

                               II.     THE MERGER

         2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the corporation laws of Texas and Florida, the Company shall be merged (the "Merger") with and into Surviving Corporation and Surviving Corporation shall be the surviving corporation and as such shall continue to be governed by the laws of the State of Texas. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization pursuant to Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code (the "Code").

         2.2 Continuing Corporate Existence. Except as may otherwise be set forth herein, the corporate existence and identity of Surviving Corporation, with all its purposes, powers, franchises, privileges, rights and immunities, and shall continue unaffected and unimpaired by the Merger. The corporate existence and identity of the Company, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of Surviving Corporation, and Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of the Company shall cease except to the extent continued by statute.

         2.3 Effective Date. The Merger shall become effective upon the occurrence of the issuance of certificates of merger (the "Effective Date") by the Secretary of State of the State of Texas and the Secretary of State of Florida upon filing on the Closing Date of articles of merger with the Secretary of the State of Texas pursuant to Article 5.04 of the Texas Business Corporation Act ("TBCA") and the Secretary of State of Florida pursuant to
Section 607.1105 of the Florida Business Corporation Act.





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         2.4     Articles of Incorporation and Bylaws.  The Articles of
Incorporation and Bylaws of Surviving Corporation as in effect on the Effective Date shall be the Articles of Incorporation and Bylaws of the Surviving Corporation following the Merger.

         2.5 Directors. The members of the Board of Directors of Surviving Corporation at the Effective Date shall be the directors of the Surviving Corporation immediately following the Merger.

         2.6 Officers. The officers of Surviving Corporation at the Effective Date shall be the officers of the Surviving Corporation immediately following the Merger.

         2.7     Conversion of Shares.

                 (a) Each share of the Company's $1 par value common stock ("Share") which is issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive the Share Price (as hereinafter defined) which shall be payable, without interest thereon, upon the surrender of the certificates formerly representing such Share, in accordance with
         Section 2.7(g).

                 (b) Each Share shall, by virtue of the Merger and without any action on the part of the holder, be canceled and retired and cease to exist.

                 (c) The "Share Price" for each Share will be (x)/(y) where (x) is the Acquisition Price (as defined in Section 2.7(d)) and
         (y) is the total number of outstanding Shares.

                 (d) The acquisition price ("Acquisition Price") shall be $2,200,000, which shall consist of $1,027,300 in cash, as adjusted as set forth in Section 2.11 of this Agreement, (the "Cash Amount") and 117,270 newly issued shares of Parent's common stock, par value $0.01 per share ("Parent's Stock") valued at $10 per share and issued directly to the Shareholders (the 117,270 shares of Parent Stock being the "Stock Amount").

                 (e) Each share of the Company's common stock held in the treasury of the Company immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist.

                 (f) All of the Parent's Stock, when delivered pursuant to the provisions of this Agreement, shall be validly issued, fully paid and nonassessable.





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                 (g)      At Closing, Parent will pay to the Shareholders and
         other holders of Shares, the total sum of the Acquisition Price. $71,920 and 82,080 shares of Parent Stock will be placed in escrow with the Escrow Agent for a period of 10 months in accordance with the Escrow Agreement (the "Escrow Amount"). The Escrow Amount shall be approximately 7% of the Acquisition Price and shall consist of a combination of cash and Parent Stock. The ratio of Parent Stock and cash constituting the Escrow Amount shall be the same as the ratio of the Parent Stock and cash constituting the Acquisition Price. At Closing the holders of certificates representing Shares shall thereupon cease to have any rights with respect to such Shares and shall surrender certificates representing the Shares to Parent whereupon such holders shall receive the Share Price for each Share surrendered.

                 (h) The stock transfer books of the Company shall be closed as of the close of business on the Effective Date, and no transfer of record of any of the Shares shall take place thereafter.

                 (i) No fractional shares of Parent Stock and no certificates or scrip therefor shall be issued; instead, the dollar value of any such fractional amount shall be added to the Cash Amount.

                 (j) All of the shares representing the Stock Amount will be validly issued, fully paid and nonassessable.

                 (k) In the event that any shareholders of the Company are determined in the sole discretion of Parent to not be an "Accredited Investor" as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, such shareholders will be paid only from the Cash Amount.


         2.8     Filing of Articles of Merger.   Upon the terms and subject to
the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof, the Company and the Parent and Surviving Corporation shall execute and file a certificate of merger in the manner required by the TBCA and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section, the foregoing will be confirmed at the Closing.

         2.9 Rights and Liabilities of the Surviving Corporation. As of the Effective Date, the Surviving Corporation shall have the following rights and obligations, pursuant to Article 5.06 of the TBCA:

                 (a) All rights, title and interests to all real estate and other property owned by the Company and Surviving Corporation shall be allocated to and vested in the Surviving Corporation without reservation or impairment, without





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         further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon.

                 (b) All liabilities and obligations of the Company and Surviving Corporation shall be allocated to the Surviving Corporation, and the Surviving Corporation shall be the primary obligor therefor and, except as otherwise provided by law or contract, no other party to the merger, other than the Surviving Corporation, shall be liable thereon.

                 (c) A proceeding pending by or against the Company may be continued as if the Merger did not occur, or the Surviving Corporation to which the liability, obligation, asset or right associated with such proceeding is allocated to and vested in may be substituted in the proceeding.

                 (d) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Texas.

         2.10 Proration. To the extent such items are not reflected on the Company's balance sheet, the parties shall prorate at the Closing the current year's ad valorem taxes and prepaid expenses, based on the latest available statements from taxing authorities, whether for the current tax year or the preceding tax year. The Shareholders' pro rata share of such taxes shall be the portion attributable to the period through the day preceding the Effective Date, prorated by days. The prorated amounts shall be adjustments to the Acquisition Price and shall be payable in a combination of Parent Stock and cash in the same ratio in which the Acquisition Price is being paid. The prorated amounts shall be payable in the manner set forth below:

                 (a) If a prorated amount is payable by Parent or Surviving Corporation and determinable at the Closing, it shall be added to the amount payable by Parent or Surviving Corporation at the Closing.

                 (b) If a prorated amount is payable by Parent or Surviving Corporation and not determinable at the Closing, it shall be billed by the Shareholders when determinable and promptly paid by Parent or Surviving Corporation to the Shareholders.

                 (c) If a prorated amount is payable by the Shareholders and determinable at the Closing, it shall be deducted from the amount otherwise payable by Parent or Surviving Corporation at the Closing.

                 (d) If a prorated amount is payable by the Shareholders and not determinable at the Closing, it shall be billed by Parent or Surviving Corporation when determinable and promptly paid by the Shareholders to Parent.





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         2.11    Adjustment to Purchase Price.  The Acquisition Price shall be adjusted by the following (the "Adjustment Amount"):

                 (a) the Closing Date payoff amounts of all current and long term interest bearing debt and current and long term Capital Leases (including any unpaid interest and prepayment penalties). For the purposes of this Section 2.11(a), all payments made by Surviving Corporation or Parent to discharge all current and long term debt or Capital Leases shall be paid from the Cash Amount;

                 (b) if the Company's ratio of current assets to current liabilities is less than 1:1 at the Closing Date, the Acquisition Price shall be reduced by an amount equal to the difference between the current liabilities and the current assets. If the Company's ratio of current assets to current liabilities is greater than 1:1 at the Closing Date, the Acquisition Price shall be increased by an amount equal to the difference of the current assets and the current liabilities.

         The Adjustment Amount will be estimated by the parties based on an estimated Closing Date balance sheet to be prepared by the Company and delivered to the parties at least one business day prior to the Closing Date for purposes of determining the Cash Amount to be paid at Closing (the "Estimated Adjustment Amount"). The Adjusted Amount will be finally determined within 90 days after the Closing based on an audited balance sheet (the "Closing Balance Sheet") of the Company as of the Closing Date. If the actual Adjustment Amount is greater than the Estimated Adjustment Amount, the Shareholders shall promptly pay the difference to Parent. If the actual Adjustment Amount is less than the Estimated Adjustment Amount, Parent shall promptly pay the difference to the Shareholders.


                   III.   REPRESENTATIONS AND WARRANTIES OF
                          THE COMPANY AND SHAREHOLDERS

         The Company and the Shareholders, jointly and severally, represent and warrant to Parent and Surviving Corporation as follows:

         3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is in good standing and is duly qualified to do business in any foreign jurisdiction in which it is currently conducting business operations. The Company has full corporate power and authority to own or use the properties and assets that it purports to own or use, and to perform all of its obligations hereunder. All outstanding shares of stock of the Company are validly issued, fully paid, nonassessable and a majority are owned, both beneficially and of record, by the Shareholders. Other than this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by the Shareholders or the Company (including any right of conversion or exchange under any outstanding security or other instrument) of any of





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its capital stock or other securities.  There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Shares.

         3.2 Execution, Delivery and Performance of Agreement. This Agreement has been duly executed and delivered by the Company and the Shareholders and constitutes the legal, valid and binding obligation of the Company and the Shareholders, enforceable against them in accordance with its terms. Upon the execution and delivery by the Shareholders of the Escrow Agreement, Noncompetition Agreement and any other ancillary document required hereunder (collectively, the "the Shareholders' Closing Documents"), the Shareholders' Closing Documents will constitute the legal, valid, and binding obligations of the Shareholders, enforceable against the Shareholders in accordance with their respective terms. The Company and the Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Shareholders' Closing Documents and to perform their respective obligations under this Agreement and the Shareholders' Closing Documents. The Shareholders and the Company have held a the Shareholders meeting (or have executed a consent) and all resolutions required by law to approve the Merger have been duly adopted in accordance with Florida law. Except as set forth on Section 3.2 of the Shareholders' Disclosure Memorandum, the execution, delivery and performance of this Agreement by the Company and the Shareholders and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any person or governmental authority, and will not, with or without the giving of notice, the passage of time, or both, violate, conflict with, result in a default, breach or loss of rights under, or result in the creation of any lien, claim or encumbrance pursuant to, any lien, encumbrance, instrument, agreement, or understanding, or any law, regulation, rule, order, judgment or decree, to which the Shareholders or the Company are a party or by which they are bound or affected. All shareholders who are not parties to this Agreement have given all required consents and waived all dissenters rights required by or provided by Florida law.

         3.3 Financial Statements. The Company has previously caused to be furnished to Parent the Company's unaudited balance sheet as at December 31, 1996, and the related statements of income and statements of cash flow for the fiscal year then ended, and the Company's unaudited balance sheet as of December 31, 1997 (the "December 31, 1997 Balance Sheet") and the related statements of income and cash flow for the fiscal year then ending. Such balance sheets and related statements of income and cash flow referenced in this Section 3.3 are unaudited and collectively referred to herein as the "Financial Statements").

         The Financial Statements taken as a whole present fairly the financial position, results of operations, changes in shareholders' equity, and cash flow of the Company as the respective dates of and for the periods referred to in such Financial Statements in a consistently applied manner.

         Except as and to the extent reflected or reserved against in the Financial Statements or as disclosed by the Company in the Shareholders' Disclosure





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Memorandum and except for liabilities arising in the ordinary course of business and consistent with past practice since the date of the Company's December 31, 1997 Balance Sheet, the Company has operated the Business in the ordinary course and has incurred no material liabilities which would be required to be reflected in accordance with GAAP, on a balance sheet as of the date hereof or disclosed in the notes thereto.

         Since October 31, 1997 there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Business, and no event has occurred, nor does a circumstance currently exist, that may result in such a material adverse change. The Shareholders further warrant and represent that the actual sales and expenses that relate to the Company are accurately and truly reflected on the December 31, 1997 Financial Statements.

         3.4 Shareholders' Debt. Section 3.4 of the Shareholders' Disclosure Memorandum sets forth all loans to the Company from the Shareholders ("the Shareholders Debt"). The Shareholders represent and warrant that, in connection with the Shareholders' Debt or otherwise, there are no other Encumbrances held by the Shareholders whatsoever against the Company or the Assets other than those amounts set forth.

         3.5 Business Operations and Condition of Assets. All items comprising the Assets have been used by the Company in connection with the Business and are now in serviceable condition, subject to normal maintenance and periodic repair, and are currently sufficient for the conduct of the Company's business after the Closing, in substantially the same manner as conducted prior to the Closing, unless expressly disclosed to the contrary by the Company and the Shareholders in Section 3.5 of the Shareholders' Disclosure Memorandum.

         3.6     Title to Personal Property.  Except as set forth in Section
3.6 of the Shareholders' Disclosure Memorandum, the Company has good, legal and marketable title to all of the personal property comprising the Assets, free and clear of Encumbrances.

         3.7 Litigation. Except as set forth on Section 3.7 of the Shareholders' Disclosure Memorandum, there is no pending claim, action, suit, proceeding or investigation (judicial, governmental or otherwise), nor any order, decree or judgment in effect, or, to the knowledge of the Company or the Shareholders, threatened, against or relating to the Shareholders, the Company, the Business, the Assets, or the transactions contemplated by this Agreement.

         3.8 Compliance with Laws. the Shareholders and the Company have materially complied with all laws, rules, regulations, ordinances, orders, judgments and decrees relating to the Company, the Shares, the Assets, and the Business.





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         3.9     Taxes.

                 (a) Except as set forth in Section 3.9 of the Shareholders' Disclosure Memorandum, the Company has, within the time and manner prescribed by law, filed all returns, declarations, reports and statements required to be filed by it (collectively, "Returns") in respect of any Taxes and each such Return has been prepared in compliance in all material respects with all applicable laws and regulations and is true and correct in all respects, and the Company has, within the time and in the manner prescribed by applicable law, paid all Taxes that are shown to be due and payable with respect to the periods covered thereby.

                 (b) Section 3.9 of the Shareholders' Disclosure Memorandum describes the status of the Company's election as an "S corporation" under the Code. The Company is not liable for any federal income taxes as a "C- corporation" under the Code.

                 (c) Except as set forth in Section 3.9 of the Shareholders' Disclosure Memorandum (i) the Company has not requested or been granted an extension of the time for filing any Return which has not yet been filed; (ii) the Company has not consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority; (iii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company; (iv) there is no action, suit, taxing authority proceeding, or audit now in progress, pending or, to the Company's or the Shareholders' knowledge, threatened against or with respect to the Company; (v) no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to Taxes assessed by such jurisdiction; (vi) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets; (vii) the Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following: (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any "closing agreement," as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (C) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and (D) any prepaid amount received on or prior to the Closing Date; and (viii) the Company does not have any obligation or liability for the payment of Taxes of any other person as a result from any expressed obligation to indemnify another person, or as a result of such Company assuming or succeeding to the Tax liability of any other person as successor, transferee or otherwise.

                 (d) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate and are at least equal to that





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         Company's liability for Taxes.  There exists no proposed tax assessment against the company except as disclosed in Section 3.9 of the Shareholders' Disclosure Memorandum. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person. The Shareholders are not subject to withholding under
         Section 1445 of the Code with respect to any transaction contemplated hereby. The Company has not been a member of any affiliated group (as defined in Code Section 1504(a)) or consolidated, combined or unitary group for purposes of any other Taxes. None of the material property used by the Company is subject to a lease, other than a "true" lease for federal income tax purposes.

                 (e) Except as set forth in Section 3.9 of the Shareholders' Disclosure Memorandum, all Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

                 (f) Surviving Corporation will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger. For the purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to the Shareholders who receive cash or other property, the Company's assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular normal dividends) made by the Company immediately preceding the transfer, will be included as assets of the Company held immediately prior to the Merger.

                 (g) The liabilities of the Company assumed by Surviving Corporation and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

                 (h) the Shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

                 (i) There is no intercompany indebtedness existing between Parent and the Company or between Surviving Corporation and the Company that was issued, acquired, or will be settled at a discount.

                 (j) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                 (k) The fair market value of the assets of the Company transferred to Surviving Corporation will equal or exceed the sum of the liabilities assumed by





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         Surviving Corporation, plus the amount of liabilities, if any, to which the transferred assets are subject.

                 (l) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         3.10 Environmental. The Company has complied in all material respects with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) which have jurisdiction over the Company concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to occupational health and safety, good manufacturing practices for food products, emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied, in all material respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, Schedules, and timetables which are contained in such laws.

         3.11 Insurance. The Company has continuously maintained insurance covering the Assets and operations of the Company, including without limitation fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Business. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business. The Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited, terminated or canceled by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. Section 3.11 of the Shareholders' Disclosure Memorandum lists all claims, which (including related claims which in the aggregate) exceed $5,000 which have been made by the Company or against any policy of the Company in the last three years under any workers' compensation, general liability, property or other insurance policy applicable to Company, any Assets of the Company or the Business. Except as set forth on Section 3.11 of the Shareholders' Disclosure Memorandum, there are no pending or threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event: (a) the identity of the claimant; (b) the nature of the claim; (c) the date of the occurrence; (d) the status as of the report date and (e) the amounts paid or expected to be paid or recovered.

         3.12    Real Property.

                 (a) Section 3.12 of the Shareholders' Disclosure Memorandum contains (i) a complete and accurate legal description of each parcel of real property owned by, leased to or used by the Company (the "Real Property") and (ii) a complete and accurate list of all current leases, lease amendments, subleases, assignments, licenses and other agreements to which the Real Property is subject (collectively, the "Leases"). The Company has delivered to Parent and Surviving Corporation true and complete copies of the Leases.

                 (b) Except as disclosed in Section 3.12 of the Shareholders' Disclosure Memorandum (i) each of the Leases is in full force and effect and has not been amended or modified; (ii) neither the Company, nor any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder; (iii) the Company has received no notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder; and (iv) no rental under the Leases has been paid more than one month in advance.

                 (c) Except as disclosed in Section 3.12 of the Shareholders' Disclosure Memorandum, (i) there are no tanks on or below the surface of the Real Property, (ii) there is no hazardous or toxic waste, substance or material or other contaminant or pollutant (as determined under federal, state or local law) present on or below the surface of the Real Property including, without limitation, in the soil, subsoil, groundwater or surface water, which constitutes a violation of any law, ordinance, rule or regulation of any governmental entity having jurisdiction thereof or subjects or could subject Parent or Surviving Corporation to any liability to third parties, and (iii) the Real Property has never been used by the Company or by any previous owners or operators to generate, manufacture, refine, produce, store, handle, transfer, process or transport any hazardous or toxic waste, substance or material or other contaminant or pollutant.

                 (d) The zoning of each parcel of the Real Property permits the improvements located thereon and the continuation of business presently being conducted thereon. The Real Property is served by utilities and services necessary for the normal and continued operation of the business presently conducted thereon.

         3.13    Personal Property.

                 (a) Section 3.13 of the Shareholders' Disclosure Memorandum is a complete and accurate Schedule as of the Closing Date describing, and specifying the location of, all inventory, motor vehicles, machinery, fixtures, equipment, furniture, supplies, tools, Intangible Assets, and all other tangible or intangible personal property owned by, in the possession of, or used by the Company as to which the Company has an unamortized basis exceeding $1,000 (the "Personal Property").

                 (b) Each lease, license, rental agreement, contract of sale or other agreement applicable to any Personal Property is listed in Section 3.14 of the Shareholders' Disclosure Memorandum and is in full force and effect; neither the Company nor any other party thereto is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Except as set forth in Section 3.13 of the Shareholders' Disclosure Memorandum, no Personal Property is subject to any lease, license, contract of sale or other agreement that is materially adverse to the Business, Assets or financial condition of the Company.

                 (c) The inventory of the Company as reflected by the Financial Statements and as described in Section 3.13 of the Shareholders' Disclosure Memorandum consisted and consists of items substantially all of which were and will be of the usual quality and quantity necessary for the normal conduct of the Business and reasonably expected to be usable or salable within a reasonable period of time in the ordinary course of business of the Company, except items of inventory which have been written down to realizable market value or written off completely, and damaged or broken items in an amount which does not materially affect the value of the inventory as reflected on the Financial Statements. With respect to inventory in the hands of suppliers for which the Company is committed as of the date hereof, such inventory is reasonably expected to be usable in the ordinary course of business of the Company as presently being conducted.

                 (d) All accounts receivable of the Company that are reflected on the December 31, 1997 Balance Sheet or on the Company's accounting records as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the December 31, 1997 Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and, in the case of the reserve as of the Closing Date, will not be more than the reserve reflected in the December 31, 1997 Balance Sheet and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred eighty
         (180) days after the date on which it was accrued.   There is no
         contest, claim, or right of set-off under any agreement with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.


         3.14 Contracts. Section 3.14 of the Shareholders' Disclosure Memorandum contains a complete and accurate list of all presently effective material contracts, leases and other agreements ("Contracts") to which the Company is a party and which affect or are applicable to the Assets or the Company, true and complete copies (or summaries in the case of oral contracts) of each of which have been delivered to Parent and Surviving Corporation by the Company, including, without limitation, any:

                 (a) mortgage, security agreement, financing statement or conditional sales agreement or any similar instrument or agreement;

                 (b) agreement, commitment, note, indenture or other instrument relating to the borrowing of money, or the guaranty of any such obligation for the borrowing of money;

                 (c) joint venture or other agreement with any person, firm, corporation or unincorporated association doing business either within or outside the United States relating to sharing of present or future commissions, fees or other income or profits;

                 (d) lease, license, rental agreement, contract of sale or other agreement applicable to the Personal Property;

                 (e)      franchise agreement;

                 (f)      warranty;

                 (g)      noncompetition agreement;

                 (h)      broker or distributorship contract; or

                 (i) advertising, marketing and promotional agreement (including, but not limited to, any agreements providing for discounts and/or rebates).

         Except as disclosed in Section 3.14 of the Shareholders' Disclosure Memorandum, each of the Contracts is in full force and effect and has not been amended or modified and neither the Company, nor any other party thereto, is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a material default thereunder. The Company has received no notice that any party intends to cancel, terminate or refuse to renew any such Contract or to exercise or decline to exercise any option or other right thereunder.

         3.15 Labor Matters. There are no controversies pending or, to the best knowledge of the Company or the Shareholders, threatened between the Company and any employees of the Company. The Company has complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, immigration, safety and the payment of withholding and social security and similar taxes, and the Company has no liability for any arrears of wages or taxes or penalties for failure to comply with any of the foregoing.

         3.16 Absence of Sensitive Payments. To the best knowledge of the Company, the Company has not made or maintained (i) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company or the Shareholders were or would be a violation of applicable law.

         3.17 Employee Benefits. All employee benefit plans (whether or not covered by ERISA), deferred compensation or executive compensation plans for employees, directors or independent contractors, and all other employee or independent contractor arrangements or programs that are maintained or contributed to by the Company (collectively, the "Company Plans") have been administered and operated in all material respects in compliance with their terms, ERISA, if applicable, the Code and other applicable law. All Company Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and a current favorable IRS determination letter exists for each such plan and covers the amendments required by the Tax Reform Act of 1986. All funded Company Plans are fully funded according to their terms and applicable law. No prohibited transaction or breach of fiduciary duty under ERISA has been committed by any fiduciary, disqualified person or party in interest of any Company Plan. The Company has no liability, contingent or otherwise, under Title IV of ERISA.

         3.18 Capital Improvements. Section 3.18 of the Shareholders' Disclosure Memorandum describes all of the capital improvements or purchases or other capital expenditures which the Company has committed to or contracted for which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

         3.19    No Undisclosed Liabilities.  Except as set forth in Section
3.19 of the Shareholders' Disclosure Memorandum and obligations and liabilities arising under the contracts disclosed in Section 3.14 of the Shareholders' Disclosure Memorandum, the

Company has no liabilities or obligations of the type required to be reflected as liabilities on a balance sheet prepared in accordance with Generally Accepted Accounting Principles (GAAP), except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since the respective dates thereof.

         3.20 Complete and Accurate Disclosure. No representation or warranty made to Parent or Surviving Corporation in this Agreement or in connection with this transaction contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make such representation or warranty not misleading or necessary to enable Parent and Surviving Corporation to make a fully informed decision with respect to the Merger of the Company into Surviving Corporation. All documents and information which have been or will be delivered to Parent and Surviving Corporation or its representatives by or on behalf of the Company or the Shareholders are and will be true, correct and complete copies of the documents they purport to represent.

         3.21 Intercompany and Affiliate Debt. As of the Closing Date all intercompany and affiliated accounts of the Company to include, but not limited to, all intercompany and affiliate notes payable and receivable, will be settled and eliminated.

         3.22 No Material Adverse Change. Since October 31, 1997, there has not been any material adverse change in the Business or the Assets or condition of the Company and to the Shareholders' knowledge, no event has occurred or circumstance exists that will, or is reasonably likely to, result in such a material adverse change.

         3.23 Accredited Investors. All recipients of Parent's Stock are accredited investors as defined in accordance with the Securities and Exchange Commission Rule 501 of Regulation D as promulgated under the Securities Act of 1933.


                     IV.  REPRESENTATIONS AND WARRANTIES
                     OF SURVIVING CORPORATION AND PARENT

         4.1 Corporate Existence; Good Standing; Capitalization. Parent and Surviving Corporation are corporations duly organized, validly existing, and in good standing under the laws of the State of Texas and have all requisite corporate power and authority to issue the Parent's Stock and to own its properties and assets and to carry on its business as now conducted as proposed to be conducted. Parent and Surviving Corporation are duly qualified to transact business and are in good standing in the State of Florida. The copies of the Articles of Incorporation and bylaws of Parent and Surviving Corporation delivered to the Company and the Shareholders prior to the execution of this Agreement are true and complete copies of the duly and legally adopted Articles of Incorporation and bylaws of Parent and Surviving Corporation in effect as of the date of this Agreement.

         4.2 Power and Authority. Parent and Surviving Corporation have the requisite corporate power and authority, and have been duly authorized, to enter into this Agreement and all ancillary agreements, as applicable, and to perform all of its obligations hereunder.

         4.3     Court Orders, Decrees, Etc.   To the best of Parent's and
Surviving Corporation's knowledge, there is no outstanding order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or adversely affecting Parent or the Surviving Corporation or their respective subsidiaries, or their respective properties or businesses or having the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated hereby.

         4.4 Franchises, Permits, and Consents. Each of Parent, the Surviving Corporation and their respective subsidiaries possesses all material: governmental franchises, licenses, permits, consents, authorizations, exemptions and orders, required by Parent, the Surviving Corporation and such subsidiaries to carry on their businesses as now being conducted. All registrations, designations and filings with all governmental authorities required in the conduct of the businesses of Parent, the Surviving Corporation or such subsidiaries or in connection with the consummation of the transactions by this Agreement have been made or obtained.

         4.5 Disclosure. Parent and the Surviving Corporation have not knowingly withheld from the Shareholders any material facts relating to the assets, business, operations, financial condition or prospects of Parent or the Surviving Corporation or their respective subsidiaries. The representations and warranties contained in this Agreement and all other agreements being entered into in connection with this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

         4.6 Parent SEC Reports. Since September 30, 1997, Parent has filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto that it is required to file with the SEC. No Parent SEC Document with respect to periods beginning on or after September 30, 1997, and until the Closing contained or will contain any information that was false or misleading with respect to any material fact, or omitted or will omit to state any material fact necessary in order to make statements therein not misleading.

         Parent's Offering Circular dated as of January 22, 1998 did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Shareholders and the Company are entitled to rely on the statements therein as though made in this Agreement. The financial statements and notes thereto included in such Offering Circular for Parent (a) are in accordance with the books and records of Parent, which are complete in all material respects and have been maintained in accordance with good business practices and (b) present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Parent as of the dates and for the periods indicated, in accordance with generally accepted accounting principles.

         4.7     Taxes.

                 (a) Prior to the proposed transaction, Parent will be in control of Surviving Corporation within the meaning of Section 368(c) of the Code.

                 (b) Surviving Corporation has no plan or intention to issue additional shares of its stock following the proposed transaction that would result in Parent losing control of Surviving Corporation within the meaning of Section 368(c) of the Code.

                 (c) Parent has no plan or intention to reacquire any of the Parent Stock interests issued to the Shareholders in the proposed transaction.

                 (d) Following the proposed transaction, Parent will continue the historic business of the Company or use a significant portion of the Company's business assets in a business, as determined under the principles of Treasury Regulation 1.368-1(d). Parent and Surviving Corporation have no plan or intention to dispose of any of the assets of the Company acquired in the proposed transaction other than transfers in the ordinary course of business, and Parent and Surviving Corporation have no intention to transfer any interest in any entity that would cause any of the assets of the Company acquired in the transaction to no longer be deemed to be used by the Parent under the principles of Treasury Regulation 1.368-1(d).

                 (e) The Surviving Corporation will not pay or assume any expenses of the Company that are not solely and directly related to the proposed transaction in accordance with the guidelines established in Rev. Rul. 73- 54, 1973-1 C.B. 187. Parent and Surviving Corporation will pay their respective expenses incurred in connection with the Merger.

                 (f) There is no intercorporate indebtedness existing between Parent and the Company or between Surviving Corporation and the Company that was issued, acquired or will be settled at a discount.

                 (g) Neither Parent nor Surviving Corporation are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.


                 V.   COVENANTS OF THE COMPANY AND SHAREHOLDERS

         the Shareholders and the Company hereby, jointly and severally, covenant and agree as follows:

         5.1 Conduct of the Business Pending the Closing Date. The Shareholders and the Company hereby agree that, from the date hereof to the Closing Date, they will:

                 (a) maintain the Assets in normal good repair, order and condition, and make such capital expenditures as necessary to maintain the Business, in accordance with past practices and sound business judgment;

                 (b) maintain insurance upon all of its properties and with respect to the conduct of the Business in such amounts and of such kinds to adequately safeguard and protect the Assets and the Business;

                 (c) not issue or agree to issue any additional shares of common stock or of any other voting security or any rights to acquire any such additional common stock or voting security which would cause a change of control of the Shareholders;

                 (d) use its best efforts to comply with all laws and material contractual obligations applicable to it and to the conduct of the Business;

                 (e) not (i) mortgage, pledge or, except in the ordinary course of business, subject to any lien, charge, security interest or other encumbrance any of the Assets (whether tangible or intangible),
         (ii) sell, assign, transfer, convey, lease or otherwise dispose of, or agree to sell, assign, transfer, convey, lease or otherwise dispose of, any of the Assets outside the ordinary course of business other than that expressly disclosed in the Shareholders' Disclosure Memorandum;

                 (f) not authorize or consummate any dividends or distributions of assets to its stockholders, any consolidation or merger, purchase of all or substantially all of the assets of any entity, or any other extraordinary corporate transaction other than expressly disclosed in the Shareholders' Disclosure Memorandum;

                 (g) conduct its business in its usual and ordinary manner.

         5.2 Investigation by Parent and Surviving Corporation. Prior to the Closing Date, the Company shall (i) give Parent and its authorized representatives and advisors access, at reasonable times and on reasonable notice, to all items of Real and Personal Property, books and records, personnel, offices, and other facilities of the Company, (ii) permit Parent or Surviving Corporation to make such inspections thereof as Parent or Surviving Corporation may reasonably require, and (iii) cause its employees, and its advisors to furnish to Parent and its authorized representatives and advisors such financial and operating data and other information with respect to the Business prepared in the ordinary course of the Business as Parent or its agent shall from time to time reasonably request.

         5.3 Closing Conditions. the Shareholders and the Company will, to the extent within their control, use their best reasonable efforts to cause the conditions set forth in Section 8.1 to be satisfied by the Closing Date.

         5.4 Confidentiality. From and after the date hereof, the Shareholders will, and will cause the Company and its officers, employees, representatives, consultants and advisors to hold in confidence all confidential information in the possession of the Company, its affiliates or its advisors concerning Parent, Surviving Corporation or the Company. the Shareholders and the Company will not release or disclose any such information to any person other than Parent and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section shall not apply to information:

                 (a) which the Shareholders or the Company are compelled to disclose by judicial or administrative process, or, in the reasonable opinion of counsel, by other mandatory requirements of law;

                 (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

                 (c) which can be shown to have been provided to the Company or the Shareholders by a third party who obtained such information other than as a result of a breach of a confidential relationship, known to the Company or the Shareholders.

         5.5 Public Announcement. The Company, the Shareholders, Surviving Corporation and Parent will cooperate in the public announcement of the transactions contemplated by this Agreement, and, other than as may be required by applicable law, no such announcement will be made by either party without the consent of the other party, which consent shall not be unreasonably withheld.

         5.6 No Shopping. From and after the date hereof through the Closing or the termination of this Agreement, whichever is the first to occur, neither the Company nor the Shareholders shall (and the Company and the Shareholders shall cause their respective affiliates, officers, directors, employees, representatives and agents not to) directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent or an affiliate or an associate of Parent) concerning, or enter into any agreement providing for, any merger, sale of material assets, sale of stock or similar transactions involving the Company or the Assets.

         5.7 Further Assurances. The Shareholders and the Company will use their best efforts to implement the provisions of this Agreement, and for such purpose the Shareholders or the Company, at the request of Parent or Surviving Corporation, at or after the Closing Date, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Parent and Surviving Corporation such deeds, assignments, bills of sale, consents, documents evidencing title and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Parent and Surviving Corporation, as Parent and Surviving Corporation may reasonably deem necessary or desirable to implement any provision of this Agreement.

         5.8 Insurance. the Shareholders shall cause the Company to continue to maintain insurance through the Closing Date with financially sound and reputable insurers unaffiliated with the Company or the Shareholders in such amounts and against such risks as are adequate in the judgment of the Shareholders to protect the Assets and the Business.

         5.9 Investment Letter. At the Closing, the Shareholders shall execute and deliver to Parent the investment letter in the form attached hereto as Exhibit 5.9 (the "Investment Letter").

         5.10 Escrow Agreement. At the Closing, the Shareholders shall execute and deliver to Parent and Surviving Corporation the escrow agreement in the form attached hereto as Exhibit 5.10 (the "Escrow Agreement").

         5.11 Title Reports. Within ten (10) days after the date hereof, the Shareholders, at the Shareholders' sole cost and expense, shall provide a title report(s) for all real property owned by the Company ("Owned Real Property") and current reports of searches made of the Uniform Commercial Code Records of the County and State where each parcel of Owned Real Property is located (the "Financing Statements") setting forth the state of liens affecting the title to the personal property and real property to be conveyed hereunder. The title report shall form the basis for a title insurance policy, issued by a nationally known title policy issuer, to be delivered to Parent and Surviving Corporation, at the Shareholders' sole expense, at the Closing in an amount equal to $600,000. At the Closing, the Owned Real Property shall be subject to no liens, charges, encumbrances, exceptions, or reservations of any kind or character other than those specifically approved by Parent and Surviving Corporation in writing (the "Permitted Exceptions").

         5.12 Noncompetition Agreement. At the Closing, Arthur E. Biggs and Denis Gagnon will enter into the Noncompetition Agreement attached hereto as
Exhibit 5.12.

         5.13 Registration Rights Agreement. At the Closing, the Shareholders shall enter into the Registration Rights Agreement attached hereto as Exhibit 5.13.

         5.14 Shareholder Documents. At the Closing, the Shareholders shall enter into and deliver the Shareholder Documents attached hereto as Exhibit
5.14 to Parent.

               VI.  COVENANTS OF PARENT AND SURVIVING CORPORATION

         6.1 Closing Conditions. Parent and Surviving Corporation will, to the extent within their control, use their best reasonable efforts to cause the conditions set forth in Section 8.2 to be satisfied by the Closing Date.

         6.2 Ancillary Agreements. At the Closing, Parent and Surviving Corporation will enter into the Noncompetition Agreement, the Escrow Agreement, and all other ancillary documents required hereunder.

         6.3 Investigation by the Shareholders. Prior to the Closing Date, Parent and Surviving Corporation shall (i) give the Shareholders and their authorized representatives and advisors access, at reasonable times and on reasonable notice, to all items of Real and Personal Property, books and records, personnel, offices, and other facilities of Parent and the Shareholders, (ii) permit the Shareholders to make such inspections thereof as the Shareholders may reasonably require, and (iii) cause their respective employees, and their respective advisors to furnish to the Shareholders and their authorized representatives and advisors such financial and operating data and other information with respect to Parent and Surviving Corporation prepared in the ordinary course of business as the Shareholders or their agent shall from time to time reasonably request.

         6.4 Confidentiality. From and after the date hereof, Parent and Surviving Corporation will, and will cause their respective officers, employees, representatives, consultants and advisors to hold in confidence all confidential information in the possession of either Parent or Surviving Corporation, respectively, their affiliates or their advisors concerning the Shareholders. Parent and Surviving Corporation will not release or disclose any such information to any person other than the Shareholders or their authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section shall not apply to information:

                 (a) which the Parent or Surviving Corporation are compelled to disclose by judicial or administrative process, or, in the reasonable opinion of counsel, by other mandatory requirements of law;

                 (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

                 (c) which can be shown to have been provided to Parent or Surviving Corporation by a third party who obtained such information other than as a result of a breach of a confidential relationship, known to the Parent or the Surviving Corporation.

         6.5 Registration Rights Agreement. At the Closing, Parent and Surviving Corporation shall enter into the Registration Rights Agreement attached hereto as Exhibit 5.13.

                               VII.  THE CLOSING

         7.1 The Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreeable time and date. The date of the closing shall herein be referred to as the "Closing Date." Subject to the provisions of Article X, failure to consummate the transaction set forth in this Agreement on the date and time and place determined by this Section 7.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         7.2 Closing Obligations. At the Closing, subject to the terms, covenants and conditions contained herein:

                 (a)      the Shareholders will deliver to Parent and Surviving
         Corporation:

                          (i) certificates representing the Shares, to be surrendered to Surviving Corporation or Parent;

                          (ii) a certificate executed by the Shareholders representing and warranting to Parent and Surviving Corporation that the Shareholders' and the Company's representations and warranties in this Agreement are accurate as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the initial disclosure of the Shareholders' Disclosure Memorandum which was delivered by the Shareholders to Parent and Surviving Corporation prior to the Closing Date); and

                          (iii)   investment letter executed by the
                 Shareholders in the form attached hereto as Exhibit 5.9, (the "Investment Letter").

                          (iv) an escrow agreement (the "Escrow Agreement" as set forth in Exhibit 5.10).

                          (v)     an opinion of counsel as referred to in
                 Section 8.1(f);

                          (vi) letters of resignation of the officers and directors of the Company;

                          (vii) executed counterparts of all other documents, including the Shareholder Documents, and certificates required to be delivered to Parent and Surviving Corporation pursuant to this Agreement including, but not limited to the Undertaking Agreement, the Noncompetition Agreement, satisfactory evidence that all third party creditors of the Company have been satisfied and the title insurance policy as set forth in Section 8.1(k) in the amount of $600,000 has been delivered to Surviving Corporation.

                 (b)      Parent and Surviving Corporation will deliver to the
         Shareholders:

                          (i)     the Stock Amount, issued to the Shareholders;

                          (ii) the Cash Amount (less the amounts due to third party creditors and less the estimated adjustment amount, and less the amount to be placed in escrow) by bank, cashier's or certified check payable to the order of the Shareholders or other holders of the Shares or wire transfer in immediately available funds to an account designated by the Shareholders or other holders of Shares, as may be selected by them;

                          (iii)   a certificate executed by Parent and
                 Surviving Corporation to the effect that, except as otherwise stated in such certificate, each of Parent and Surviving Corporation's representations and warranties in this Agreement is accurate in all respect as of the Closing Date as if made on the Closing Date ("Parent and Surviving Corporation's Certificate"); and

                 (c) Surviving Corporation and the Company will execute articles of merger and file the same with the Secretaries of State of the State of Texas and the State of Florida.

                 (d) Parent will place 82,080 shares of Parent Stock and $71,920 in cash of the Acquisition Price into escrow.


                          VIII.  CONDITIONS TO CLOSING

         8.1 Conditions to Obligations of Parent and Surviving Corporation. The obligations of Parent and Surviving Corporation to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Performance. Each agreement and obligation of the Shareholders or the Company to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all material respects and the Shareholders shall deliver to Parent and Surviving Corporation a certificate signed by the Shareholders and an officer of the Company to such effect.

                 (b) Representations and Warranties True; No Material Adverse Change. The representations and warranties of the Shareholders and the Company contained herein shall be true and correct, in all material respects, on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, and since the date hereof there shall have occurred no material adverse change in the Business, and the Shareholders shall deliver to Parent and Surviving Corporation a certificate signed by the Shareholders and an officer of the Company to such effect.

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining Parent and Surviving Corporation from consummating the transactions contemplated hereby.

                 (d) Third Party Creditors. All third party creditors of the Business will be paid in full, and all Encumbrances against the Shares, Assets and the Business will be paid or discharged.

                 (e) Capital Leases. All Capital Leases shall be paid in full and the personal property subject thereto shall be conveyed to the Company free and clear of Encumbrances.

                 (f) Opinion of Counsel for the Shareholders and the Company. Parent and Surviving Corporation shall have received the opinion of Broad and Cassel dated as of the Closing Date, in form and substance satisfactory to Surviving Corporation's and Parent's counsel, subject to reasonable qualifications and exceptions, as set forth on Exhibit 8.1(f). This Opinion of Counsel shall also set forth that any shareholders who are not parties to this Agreement have given all required consents and waived all dissenters rights required by or provided by Florida law.

                 (g) Due Diligence Inspection Complete. Parent and Surviving Corporation shall have completed and are satisfied with their due diligence inspection of the Company.

                 (i) Ancillary Agreements. Arthur E. Biggs and Denis Gagnon have executed the Noncompetition Agreement, the Escrow Agreement and all other ancillary documents required hereunder.

                 (j) Mergers. The contemplated mergers agreements whereby Artic Ice Corporation and Artic Crystal Corporation will merge into Surviving Corporation and Surviving Corporation will remain as the surviving entity have occurred contemporaneously with the execution of this Agreement.

                 (k) Conveyance of Real Property. At or prior to this Closing, Arthur E. Biggs shall have conveyed by general warranty deed the real property and improvements comprising the Artic Ice Corporation ice manufacturing facilities located at 335 N. Congress, Del Ray Beach, Florida to Surviving Corporation with a title insurance policy issued by a nationally known title insurance issuer insuring title to the real property in the amount of $600,000. The effect of the conveyance of this real property by Arthur E. Biggs will be to convey a fee simple interest in the aforementioned real property comprising the Artic Ice Corporation ice manufacturing facility to Surviving Corporation free and clear of any and all Encumbrances unless excepted to in writing by Surviving Corporation.

                 (l) Registration Rights Agreement. the Shareholders shall have entered into the Registration Rights Agreement attached hereto as Exhibit 5.13.

                 (m) Shareholder Documents. the Shareholders shall have entered into and delivered the Shareholder Documents to Parent.

                 (n) All shareholders who are not parties to this Agreement have given all required consents and waived all dissenters rights required by or provided by Florida law.

         8.2 Conditions to Obligations of the Company and the Shareholders. The obligation of the Company and the Shareholders to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Performance. Each agreement and obligation of Parent and Surviving Corporation to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all material respects and Parent and Surviving Corporation shall deliver to the Shareholders a certificate signed by an officer of Parent and Surviving Corporation to such effect.

                 (b) Representations and Warranties True; No Material Adverse Change. The representations and warranties of Parent and Surviving Corporation contained herein shall be true and correct on the Closing Date with the same force and effect as though such representations and covenants had been made on the Closing Date, since the date hereof there shall have occurred no material adverse change in Parent's or Surviving Corporation's business operations and Parent and Surviving Corporation shall deliver to the Shareholders a certificate signed by an officer of Parent and Surviving Corporation to such effect.

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining the Company from consummating the transactions contemplated hereby.

                 (d) Due Diligence Inspection Complete. the Shareholders have completed and are satisfied with their due diligence inspection of Parent and Surviving Corporation.

                 (e) Registration Rights Agreement. Parent shall have entered into the Registration Rights Agreement attached hereto as
         Exhibit 5.13.


                            IX.     INDEMNIFICATION

         9.1 Indemnification of Parent and Surviving Corporation by the Shareholders. the Shareholders agree to indemnify, defend and hold harmless Parent and Surviving Corporation and Parent's and Surviving Corporation's employees, agents, heirs, legal representatives, and assigns from and against any and all claims, suits, losses, expenses (legal, accounting, investigation and otherwise), damages and liabilities, including, without limitation, tax liabilities (hereinafter, collectively "Damages"), arising out of or relating to (i) any inaccuracy of any representation or warranty of the Company or the Shareholders set forth in this Agreement or in any document or certificate furnished or required to be furnished to Parent or the Surviving Corporation or the breach of any covenant made by the Company in or pursuant to this Agreement; or (ii) any claim or cause of action arising with respect to the conduct or condition of the Business or Assets prior to the Closing, whether or not disclosed to Parent or the Surviving Corporation on or before the Closing Date.

         Except for events requiring indemnification under Sections 3.3, 3.4, 3.6, 3.9, and Article XI of this Agreement and Sections 3.3, 3.4, 3.6, 3.9, and any disclosures relating to Article XI in the Shareholders' Disclosure Memorandum, if an event occurs that otherwise requires indemnification hereunder and said event is disclosed in the Shareholders' Disclosure Memorandum, the Shareholders shall not be required to indemnify Surviving Corporation or Parent for any such event. In the event that the Shareholders fail or neglect to disclose any such items requiring indemnification in the Shareholders' Disclosure Memorandum, the Shareholders shall be required to fully indemnify Surviving Corporation and Parent as required herein whether Surviving Corporation or Parent had knowledge of such event or not.

         9.2 Indemnification of the Company and the Shareholders by Parent and Surviving Corporation. Parent and Surviving Corporation agree to indemnify, defend and hold harmless the Company and the Shareholders from and against any and all Damages arising out of or relating to any inaccuracy or any representation or warranty set forth in this Agreement or the breach of any covenant made by Parent or Surviving Corporation in or pursuant to this Agreement.

         9.3 Claims for Indemnification. Whenever any claim arises for indemnification hereunder, the indemnified party (hereafter the "Indemnified Party") shall notify the indemnifying party (hereafter the "Indemnifying Party") in writing by registered or certified mail promptly after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim (the "Notice of Claim"). Such notice shall specify all material facts known to the Indemnified Party giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom. The failure of any Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify in respect to such action and shall not relieve the Indemnifying Party of any other liability which they may have to any Indemnified Party unless such failure to notify the Indemnifying Party prejudices the rights of the Indemnifying Party. In addition to all other remedies provided hereunder or by law, Parent and Surviving Corporation shall have the right to make a claim against the Escrow Amount for any of Parent's or Surviving Corporation's Damages. Parent and Surviving Corporation agree that any claims for indemnification by Parent and/or Surviving Corporation made against the Shareholders shall first be satisfied with any amounts that have been paid into escrow in accordance with the terms set forth in this Agreement.

         9.4 Right to Defend. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any third party against the Indemnified Party, the Indemnifying Party shall be entitled (without prejudice to the right of the Indemnified Party to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnified Party at the Indemnifying Party's expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, if it gives written notice to the Indemnified Party within sixty (60) days after receipt of the Notice of Claim that the Indemnifying Party intends to assume the defense of such claim and acknowledges its liability to indemnify the Indemnified Party for any losses resulting from such claim; provided, however, that if the Indemnifying Party does not elect to assume the defense of any claim, then (a) the Indemnifying Party shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnified Party shall control the defense of such claim, (b) the Indemnified Party may settle any such claim without the consent of the Indemnifying Party, however, the Indemnifying Party may not settle any such claim without the prior written consent of the Indemnified Party; and (c) Section 9.5 hereof shall be inapplicable. Whether or not the Indemnifying Party does choose to so defend such claim, the parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith. To the extent Parent or Surviving Corporation is the Indemnified Party for any actual or threatened claim or demand by any third party, Parent and Surviving Corporation shall have the right to control the prosecution of any counterclaim or right related to such a claim or demand, provided that Parent and Surviving Corporation agree to reasonably cooperate with the Company or the Shareholders with respect to the prosecution of such counterclaim or right.

         9.5 Settlement. Except as provided in Section 9.4, (i) the Indemnified Party shall make no settlement of any claim that would give rise to liability on the part of the Indemnifying Party under an indemnity contained in this Article IX without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and (ii) the Indemnifying Party can settle without the consent of the Indemnified Party only if the settlement involves only the payment of money for which the Indemnifying Party will be fully liable. No other settlement of any claim may be made without the prior written consent of both the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld.

         9.6 Effect of Termination. Without limiting any other rights the parties may have, the parties specifically agree that the covenants contained in this Article will continue to be enforceable following termination of this Agreement.

         9.7 Limitations on Amount. Neither party hereto will have any liability (for indemnification or otherwise) with respect to the matters described in Section 9.1 (as to the Shareholders) or 9.2 (as to Parent and Surviving Corporation) until the total of all Damages of the Indemnified Party with respect to such matters exceeds $75,000 in the aggregate (the "Basket"), and then the Indemnifying Party shall be responsible to the Indemnified Party for all Damages based thereon from the first dollar of Damages without regard to the Basket; provided, however, the Basket (as it applies to the Shareholders as the Indemnifying Party) shall not apply to any claim for indemnification arising out of a breach of any representations, warranties or covenants contained in Sections 3.3, 3.4, 3.6, 3.9, 3.12(b-d) or 3.19, and the Shareholders' obligation to discharge all liabilities not assumed by Parent or Surviving Corporation. The maximum liability, that will payable by either party hereto to the other party, respectively, with respect to the matters described in Section 9.1 or 9.2, respectively, will be limited to Two Million Dollars ($2,000,000) in the aggregate (the "Cap"); provided, however, this Cap will not apply to a claim for indemnification arising out of a breach of any of the Company's or the Shareholders representations, warranties or covenants contained in Sections 3.4, 3.6, 3.7, 3.9, 3.10, 3.11, 3.12(b-d) or 3.19,
Damages resulting from willful or intentional misrepresentations and the Shareholders' obligation to discharge all liabilities not assumed by Parent or Surviving Corporation.

         9.8 Applicability of Insurance. In case any event shall occur which would otherwise entitle any party to assert a claim for indemnification hereunder, no claim, loss, liability, cost or expense shall be deemed to have been sustained by such party to the extent of any proceeds received by such party from any insurance policies with respect thereto.

         9.9 Payment of Indemnification. Any payment made by the Indemnifying Party to the Indemnified Party as set forth in this Article IX may be paid, in the sole discretion of the Indemnifying Party, in either cash or common stock of Parent so long as any such payments do not threaten to defeat the tax-free treatment of this transaction. If such a case arises whereby the payment of any amounts to an Indemnified Party threatens to defeat the tax-free treatment of this Agreement, then said amounts shall be made in such a ratio Parent common stock to cash as the payment of the Purchase
Price hereunder.   The shares of the common stock of Parent used for the
payment of any amounts under this Article IX shall be valued at $10.00 per share. In the event that the Parent and Surviving Corporation are the Indemnifying Party, any payments made pursuant to this Article IX shall be made in cash. In the event that the Shareholders are the Indemnifying Party, the Shareholders shall have the right to pay all claims in cash. In the event that there is an insufficient amount of cash in the Escrow Amount, the Shareholders shall have the right to pay any such claims for indemnification to Parent and Surviving Corporation and preserve the Shareholders ownership of the Parent Stock comprising the Escrow Amount. The shares of Parent Stock shall be valued at $10 per share for purposes of the payment of any claims pursuant to this
Article IX.


                               X.     TERMINATION

         10.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date by any of the following:

                 (a) Mutual Consent. By mutual written consent of the Shareholders, Company, Parent and Surviving Corporation;

                 (b) Misrepresentation or Breach. By the Company, the Shareholders, or Parent and Surviving Corporation, if there has been a material misrepresentation or a material breach of a warranty or covenant herein or in any agreement required to be delivered pursuant hereto on the part of the other party hereto;

                 (c) Failure of Condition to Parent's and Surviving Corporation's Obligations. By Parent and Surviving Corporation, if all of the conditions set forth in Section 8.1 have not been satisfied;

                 (d) Failure of Condition to the Company's and the Shareholders' Obligations. By the Company or the Shareholders, if all of the conditions set forth in Section 8.2 have not been satisfied;

                 (e) Court Order. By the Company and the Shareholders or Parent and Surviving Corporation, if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                 (f) Material Adverse Change. By Parent and Surviving Corporation, in the reasonable judgment of their respective board of directors, or by the Shareholders if any event has occurred after the date hereof which is, or will result in a material adverse change in the Business or condition of the Assets of the Company or Parent and/or Surviving Corporation, respectively;

                 (g) Drop Dead Date. This Agreement shall terminate if it has not been consummated by March 12, 1998.

         10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1(a), all further obligations of the Company, the Shareholders and Parent and Surviving Corporation under this Agreement shall terminate without further liability of the Company, the Shareholders, Parent or Surviving Corporation, except that the mutual provisions contained herein relating to confidentiality shall survive any such termination.

         10.3 Right to Proceed. Notwithstanding anything in this Agreement to the contrary, if any condition specified in Section 8.1 or Section 8.2 has not been satisfied, the Company, the Shareholders or Parent and Surviving Corporation, in addition to any other rights which may be available to it, shall have the right to waive any such condition that is for its benefit and to require the other party hereto to proceed with the Closing.

                              XI.     TAX MATTERS.

         11.1 Tax Definitions. The following terms, as used herein, have the following meanings:

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Federal Tax" means any Tax imposed under Subtitle A of the Code.

                 "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by the Company or the Shareholders, whichever are responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

                 "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning after the close of business on the Closing Date.

                 "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

                 "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts (including gross receipts tax in respect of any franchise operation), royalty, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other governmental fee, assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign).

                 "Tax Indemnification Period", means with respect to any Tax, any Pre-Closing Tax Period of the Company.

         11.2 Filing of Short Period Returns. Parent and Surviving Corporation and the Shareholders shall treat and cause the Company to treat the day of the Closing as the last day of the taxable period in which the Company is an S corporation, as defined under the Code. All Tax returns of the Company, which are required and/or permitted by the authorized taxing authorities (herein collectively referred to as the "S Short Year Returns"), shall be filed accordingly. In accordance with Section 1362(e)(6)(D) and related regulations of the Code, the books of the Company shall be closed effective the day of the Closing. The Shareholders will cause its accounting firm to prepare, at the Shareholders' sole expense, the S Short Year Returns.

         11.3    Covenants.

                 (a) Without the prior written consent of Parent and Surviving Corporation, and as it relates to the Pre-Closing Tax Period, the Shareholders shall not cause the Company to make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Company or Parent or Surviving Corporation.

                          Without the prior written consent of the Shareholders, and as it relates to the Pre-Closing Tax Period, Parent and Surviving Corporation shall not cause the Company to make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Shareholders.

                 (b) All Returns not required to be filed on or before the date hereof (including any applicable extensions) will be filed when due in accordance with all applicable laws. The parties agree that any final Return relating to the Pre-Closing

         Tax Period shall be timely filed by the Shareholders on behalf of the Company and with Parent's and Surviving Corporation's prior written consent, not to be unreasonably withheld or delayed.

                 (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred in connection with this Agreement (including any real property transfer Tax and any similar Tax) shall be accrued by the Shareholders and be paid by the Shareholders when due (including any applicable extensions), and the Shareholders will, at the Shareholders' sole expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees.

         11.4    Cooperation on Tax Matters.

                 (a) Parent, Surviving Corporation and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Parent and Surviving Corporation and the Shareholders shall cause the Company to: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention requirements of any Taxing Authority or any record retention agreements entered into with any Taxing Authority, and (ii) to give the Shareholders reasonable written notice prior to destroying or discarding any such books and records and, if the Shareholders so requests, Parent and Surviving Corporation shall allow the Shareholders to take possession of such books and records.

                 (b) Parent and Surviving Corporation and the Shareholders further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         11.5    Tax Indemnification.

                 (a) The Company and the Shareholders hereby jointly and severally indemnify Parent and Surviving Corporation against, and agree to hold Parent and Surviving Corporation harmless from, any loss, liability or expense attributable to (i) any Tax with respect to income (including, to the extent based on income, state franchise Taxes), transfer Tax, employment or withholding Tax related to employee tips income (actual and allocated) and related reporting requirements, and gross receipts or royalty Tax in respect of any franchise operation and any other Tax of the Company related to the Tax Indemnification Period, (ii) any Tax resulting from a breach of the provisions of Sections 3.9, 11.2, 11.3, and 11.4, and (iii) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee or successor (the sum of (i), (ii), and (iii) being referred to herein as a "Loss"). Parent and Surviving Corporation shall give the Shareholders ten days notice of any claim of Loss, and the Shareholders shall have the opportunity to defend Parent and Surviving Corporation in accordance with Section 9.4 hereof.

                 (b) If a claim is made against Parent and/or Surviving Corporation for any Loss as defined in Section 11.5(a) hereof, Parent or the Surviving Corporation shall notify the Shareholders as provided in Section 11.4(a). Parent and/or Surviving Corporation shall, at the Shareholders' expense, take such action as the Shareholders may reasonably request in writing with respect to such Loss, and if reasonably requested by the Shareholders and upon the prior payment to the Parent or Surviving Corporation of an amount equal to such Loss, any payment by Parent or Surviving Corporation shall be made under protest. If protest is made, Parent and/or Surviving Corporation shall, the Shareholders' expense, take such action as the Shareholders may reasonably request to recover such payment and shall, if requested, permit the Shareholders in Parent's and/or Surviving Corporation's name to file a claim or prosecute an action to recover such payment.

                 (c) For the purposes of this Section 11.4, the parties hereby agree that all notices to the Shareholders shall be delivered to Arthur E. Biggs.

                 (d) The indemnity set forth in this Section 11.4 shall terminate upon the expiration of the applicable statutory period of limitations.

         11.6 Acquisition Price Adjustment. Any amount paid by the Company, Parent, Surviving Corporation or the Shareholders under Section 11.5 will be treated as an adjustment to the relevant purchase price for all Tax purposes unless a Final Determination causes any such amount not to constitute an adjustment to the relevant purchase price. In the event of such a Final Determination, Parent and Surviving Corporation or the Shareholders, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one
Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local income Taxes. Any payment required to be made by Parent and Surviving

Corporation or the Shareholders under Section 11.5 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid.

         11.7 Survival. The provisions of this Article XI with respect to income (including to the extent based on income, state franchise Taxes), transfer Taxes, employment or withholding Taxes and related reporting requirements, shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).


                             XII.     MISCELLANEOUS

         12.1 Expenses. Legal, accounting and other costs and expenses incurred in connection with this transaction shall be paid by the party incurring such expenses.

         12.2 Survival of Representations and Warranties. All representations and warranties contained in or made in connection with this Agreement shall survive the Closing for the applicable statute of limitations period.

         12.3 Inurement; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and, if properly assigned, assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

         12.4 Entire Agreement; Amendment. This Agreement, the Schedules and Exhibits hereto, and the related agreements referred to herein embody the entire agreement of the parties hereto, and supersede all prior agreements and understandings, with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by all of the parties hereto.

         12.5 Severability. Any provision of this Agreement which is invalid, unenforceable or illegal in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity, unenforceability or illegality without affecting the remaining provisions hereof and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         12.6 Incorporation of Exhibits and Schedules. All Exhibits and Schedules referenced in this Agreement, and any statements contained therein or in any certificate or instrument delivered pursuant hereto, constitute an integral part of this Agreement and shall be deemed made in this Agreement as if set forth in full herein.

         12.7 Captions and Headings; Use of term "Person". Captions and headings used herein are for convenience only, do not constitute a part of this Agreement, and shall not be considered in construing this Agreement. Unless the context otherwise requires, all article, Section or subsection cross-references are to articles, Sections and subsections within this Agreement. As used herein, the term "person" shall mean any corporation, limited liability company, partnership, venture, proprietorship, trust, benefit plan or other entity or enterprise.

         12.8 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         12.9 Notices. All notices of requests, demands or other communications required or to be given hereunder shall be delivered by hand, overnight courier, facsimile transmission, or by United States Mail, postage prepaid, by registered or certified mail (return receipt requested), to the addressed indicated below and shall be deemed given when received by the addressee thereof:

         to the Company:              3210 St. Charles Place
                                      Boca Raton, Florida 33434


         to the Shareholders:         Arthur Biggs
                                      3210 St. Charles Place
                                      Boca Raton, Florida 33434

                                      Denis Gagnon
                                      c/o  Arthur E. Biggs
                                      3210 St. Charles Place
                                      Boca Raton, Florida  33434

         with a copy to:              Nina S. Gordon, P.A.
                                      Broad & Cassel
                                      201 S. Biscayne Blvd., Suite 3000
                                      Miami, Florida  33131

         to Parent and
         Surviving Corporation:       Packaged Ice, Inc.
                                      8572 Katy Freeway, Suite 101
                                      Houston, Texas 77024
                                      Attn:  A.J. Lewis, III, President

         with a copy to:              Alan Schoenbaum
                                      Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                      300 Convent St., Suite 1500
                                      San Antonio, Texas 78205

or such other address or addresses as may be expressly designated by either party by notice given in accordance with the foregoing provision.

         12.10 Agents or Brokers. The Company and the Shareholders and Parent and Surviving Corporation mutually represent and agree with each other that no agents or brokers have been utilized in the solicitation or negotiation of the sale of the Business and no fees, commissions or expenses of any type shall be due or payable out of the proceeds of the Acquisition Price by any party to this Agreement.

         12.11 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including without limitation any alleged violations of securities laws, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in San Antonio, Texas and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable. The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys' fees and expenses in connection with any such arbitration. Judicial proceedings may be commenced only to enforce this arbitration agreement or to enforce the results of arbitration; provided that such prohibition shall not apply in the event that a court ordered injunction is an appropriate remedy for a breach of this Agreement.

         12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.


               [DOLPHIN ICE COMPANY AGREEMENT AND PLAN OF MERGER
                            SIGNATURE PAGE FOLLOWS]

                         [DOLPHIN ICE COMPANY AGREEMENT
                       AND PLAN OF MERGER SIGNATURE PAGE]


Executed on the date first written above.


PACKAGED ICE, INC.

By:
   ---------------------------------------------
         Print Name:
                    ----------------------------
         Print Title:
                     ---------------------------

PACKAGED ICE SOUTHEAST, INC.

By:
   ---------------------------------------------
         Print Name:
                    ----------------------------
         Print Title:
                     ---------------------------

DOLPHIN ICE CO., INC.

By:
   ---------------------------------------------
         Print Name:
                    ----------------------------
         Print Title:
                     ---------------------------

SHAREHOLDERS

------------------------------------------------
ARTHUR BIGGS


------------------------------------------------
DENIS GAGON

                       LIST OF SCHEDULES AND EXHIBITS

Exhibit A        Assets of the Company

Exhibit B        Assets subject to Capital Leases

Exhibit 5.9      Investment Letter

Exhibit 5.10     Escrow Agreement

Exhibit 5.12     Noncompetition Agreement

Exhibit 5.13     Registration Rights Agreements

Exhibit 5.14     Shareholder Documents

Exhibit 8.1(f)   Opinion of Counsel

the Shareholders' Disclosure Memorandum